FIRST AMENDMENT TO ACCOUNT PURCHASE AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”), dated as of August 27, 2013, is entered into by and between ACCOUNTABILITIES, INC., a Delaware corporation (the “Customer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its participants, successors and assigns, “WFBC”).

RECITALS

A.	The Customer and WFBC are parties to an Account Purchase Agreement, dated as of June 13, 2013 (as amended or otherwise modified from time to time, the “Account Purchase Agreement”).
B.	The Customer has requested that certain amendments be made to the Account Purchase Agreement, which WFBC is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.

Defined Terms.  Capitalized terms used in this Amendment which are defined in the Recitals above shall have the same meanings as defined in such Recitals, unless otherwise defined herein.  Capitalized terms used in this Amendment which are defined in the Account Purchase Agreement shall have the same meanings as defined in the Account Purchase Agreement, unless otherwise defined herein.

2.	Amendments to Account Purchase Agreement.
(a)	Section 2.06 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.06            “Aggregate Facility Maximum” means $80,000,000, which amount may be reduced, from to time and at the election of WFBC in its sole discretion if a Participant defaults under its participation arrangement with WFBC or if such participation arrangement is terminated, by an amount determined by WFBC in its sole discretion, which reduction shall not exceed the amount of any participating interests in the interests of WFBC hereunder sold by WFBC to a Participant; provided,  however, that, with respect to the proposed public offering contemplated by Corporate Resource Services, Inc., if, as determined by WFBC in its sole discretion, (a) Corporate Resource Services, Inc. has failed, on or before September 30, 2013, to (i) finalize the engagement of one or more investment banks and (ii) file a registration statement with the U.S. Securities and Exchange Commission, (b) Corporate Resource Services, Inc. has failed, on or before November 30, 2013, to deliver to WFBC a final prospectus and notice of effectiveness of such registration statement, or (c) Corporate Resource Services, Inc. has failed, on or before December 31, 2013, to consummate the sale of common stock pursuant to such public offering, then, in each case, WFBC

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may, in its sole discretion at any time thereafter and without notice to the Customer, reduce the Aggregate Facility Maximum to $67,500,000, which amount may be reduced, from to time and at the election of WFBC in its sole discretion if a Participant defaults under its participation arrangement with WFBC or if such participation arrangement is terminated, by an amount determined by WFBC in its sole discretion, which reduction shall not exceed the amount of any participating interests in the interests of WFBC hereunder sold by WFBC to a Participant.”

(b)	Section 2.26 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.26            “LIBOR” means, as of a selected date, the rate per annum determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a)      “Base LIBOR” means the rate per annum for United States Dollar deposits quoted by WFBC for the purpose of calculating the effective floating interest rate for loans that reference Daily One Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 1 month delivery of funds in amounts approximately equal to the principal amount of such loans.

(b)      “Daily One Month LIBOR” means, for any day the rate per annum for United States dollar deposits determined by WFBC for the purpose of calculating the effective interest rate for loans that reference Daily One Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 1 month delivery of funds in amounts approximately equal to the principal amount of such loans.  The Customer understands and agrees that WFBC may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as WFBC in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.  When interest is determined in relation to Daily One Month LIBOR, each change in the interest rate shall become effective each Business Day that WFBC determines that Daily One Month LIBOR has changed.

(c)      “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by WFBC for expected changes in such reserve percentage during the then current Term.”

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(c)	Section 2.38 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.38            “Purchase Price” means, for (a) any Purchased Account which is not a Permanent Placement Account and the Related Rights with respect thereto, an amount equal to 90% of the gross face amount of such Purchased Account, and (b) any Purchased Account which is a Permanent Placement Account and the Related Rights with respect thereto, an amount equal to 80% of the gross face amount of such Purchased Account, in each case, less any charges with respect to such Purchased Account and less any amount of any trade discounts, credits or allowances, or any other reductions or adjustments to such Purchased Account taken by the Account Debtor. These percentages may be adjusted by WFBC at any time at WFBC’s sole discretion.”

(d)	Section 2.51 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.51            “Term” means, the period from the date hereof to and including December 31, 2013.”

(e)	Section 2.53 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.53            “Unacceptable Account” means any Account which is not acceptable in WFBC’s sole discretion including the following:

(a)      Accounts unpaid ninety (90) days or more after the invoice date;

(b)      Accounts owed by an Account Debtor where 50% or more of all Accounts owed by that Account Debtor are deemed ineligible under clause (a) above;

(c)      Accounts owed by an Account Debtor where credit balances appearing on the Customer’s accounts receivable aging related to Accounts owed by that Account Debtor are ninety (90) days or more after the invoice date;

(d)         Accounts owed by any unit of government, whether foreign or domestic (provided, however, that Unacceptable Accounts shall not include that portion of Accounts owed by such units of government for which the Customer has provided evidence satisfactory to WFBC that (i) WFBC has a first priority perfected security interest in such Accounts and (ii) such Accounts may be enforced by WFBC directly against such unit of government under all applicable laws);

(e)         Accounts not payable in United States Dollars;

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(f)         Any Account which is not an “account” or “payment intangible” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions;

(g)         Any Account which (i) does not arise under a contract which is in full force and effect, (ii) does not constitute the legal, valid and binding obligation of the related Account Debtor enforceable against such Account Debtor in accordance with its terms, (iii) is subject to counterclaim, defense or other Lien (other than Permitted Liens), or (iv) is an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(h)         Any Account which arises under a contract which (i) does not contain an obligation to pay a specified sum of money or is subject to contingencies, (ii) requires the Account Debtor under such contract to consent to the sale, transfer or assignment of the rights to payment under such contract, (iii) limits or restricts the sale, transfer or assignment (whether absolutely or by way of security) of such contract, or (iv) contains a confidentiality provision that purports to restrict WFBC’s exercise of rights under this Agreement, including the right to review such contract;

(i)         Any Account which, in whole or in part, contravenes any law, rule or regulation applicable thereto (including those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), which contravention would reasonably be expected to have a Material Adverse Effect;

(j)         Accounts owed by an Account Debtor which (i) is not acceptable to WFBC or (ii) is located outside the United States or Canada;

(k)         Accounts owed by an Account Debtor that is insolvent, the subject of an Insolvency Proceeding or has ceased doing business;

(l)         Accounts owed by an owner, shareholder, Subsidiary, Affiliate, officer or employee of the Customer;

(m)         Accounts not beneficially or legally owned by the Customer immediately prior to purchase by WFBC;

(n)         Accounts which represent indebtedness of an Account Debtor that constitutes an illegal, invalid or unenforceable obligation of such Account Debtor to pay the amount thereof on the maturity date stated therein;

(o)         Accounts which, upon purchase by WFBC, are not subject to a duly perfected Lien in WFBC’s favor or which are subject to any Lien in favor of any Person other than WFBC, including any payment or performance bond;

(p)         Accounts that have been restructured, extended, amended or modified;

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(q)         Any Account whose sale, transfer or assignment (whether absolutely or by way of security) is limited or restricted by the terms of the contract evidencing or relating to such Account (unless such limitation or restriction has been complied with and WFBC is satisfied in its sole discretion that the sale, transfer or assignment of such Account hereunder is valid and effective);

(r)         That portion of Accounts that constitutes freight fees, allowances, finance charges, service charges or sales or excise taxes;

(s)         Accounts that have been invoiced, paid or partially paid in advance of the full delivery and acceptance of goods or the performance and acceptance of services or in advance of the submission of such Accounts to WFBC;

(t)         Any Account which was not generated in the ordinary course of the Customer’s business;

(u)         Any Account as to which not all of the related invoices have been made available to WFBC in a form acceptable to WFBC, and which are not included in an Assignment and Schedule of Accounts acceptable to WFBC in its sole discretion prior to the proposed purchase of such Accounts;

(v)         Any Account which is subject to any asserted reduction (including any reduction on account of any offsetting account payable of the related Account Debtor or the Customer to an Account Debtor), cancellation, rebate or refund or any dispute, offset, counterclaim, Lien or defense whatsoever; provided that an Account that is subject only in part to any of the foregoing but otherwise qualifies as an Acceptable Account (as determined by WFBC in its sole discretion) shall be an Acceptable Account to the extent not subject to reduction, cancellation, refund, dispute, offset, counterclaim, Lien or other defense;

(w)         Accounts which would cause the Purchase Limit for such Account Debtor to be exceeded;

(x)      Permanent Placement Accounts which would cause the sum of (i) the portion of the Purchased Amount related to the purchase of Permanent Placement Accounts, plus (ii) the portion of the Purchased Amount (as defined in the applicable Affiliate Account Purchase Agreement) related to the purchase of Permanent Placement Accounts (as defined in the applicable Affiliate Account Purchase Agreement) under the Affiliate Purchase Agreements, to exceed $3,000,000;

(y)         Accounts which would cause the Purchased Amount to exceed the Facility Maximum; and

(z)         Accounts, or portions thereof, that fail to conform to the representations and warranties contained herein or are otherwise deemed unacceptable by WFBC in its sole discretion.”

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(f)	Section 2.56 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“2.56            “WFBC Discount” means, with respect to each Purchased Account and the Related Rights with respect thereto, an amount equal to the lesser of (i) the sum of LIBOR, which interest rate shall change whenever LIBOR changes, plus four and one quarter of one percent (4.25%) per annum, or (ii) the lawful maximum, if any, in effect from time to time for advances to customers of the type, in the amount, for the purposes and otherwise of the kind herein contemplated.  Upon the occurrence and during the continuation of an Event of Termination, with respect to each Purchased Account and the Related Rights with respect thereto, the WFBC Discount shall be equal to the sum of LIBOR, which interest rate shall change whenever LIBOR changes, plus eight and three quarters of one percent (8.75%) per annum, or such lesser amount as WFBC in its sole discretion may determine (but in no event shall such fee be more than the lawful maximum, if any, in effect from time to time for advances of the type, in the amount, for the purposes and otherwise of the kind herein contemplated).  The WFBC Discount shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  WFBC may increase the WFBC Discount if WFBC’s cost of funds increases for any reason.  Such change shall be effective upon the actual change in WFBC’s cost of funds.”

(g)	Article 2 of the Account Purchase Agreement is hereby amended to add a new Section 2.58 thereto to read in its entirety as follows:

“2.58            “Permanent Placement Account” means an Account owed by an Account Debtor for permanent placement services rendered by the Customer, in each case as determined by WFBC in its sole discretion.”

(h)	Section 3.08(b) of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(b)            Audit Fees.  The Customer shall pay WFBC, on demand, audit fees in connection with any audits or inspections conducted by WFBC of the Purchased Accounts, the Related Rights, the Collateral or the Customer’s operations or business, at the rates established from time to time by WFBC as its audit fees, together with all actual out of pocket costs and expenses incurred in conducting any such audit or inspection; provided that the Customer shall not, with the exception of fees, costs, and expenses incurred during the continuation of an Event of Termination, be required to reimburse WFBC for more than four (4) such audits or inspections in any calendar year.”

(i)	Section 3.08(c) of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(c)            Termination and Non-Renewal Fees.  (i) If the Termination Date occurs before the last day of the then current Term or (ii) if (A) on or before

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December 31, 2013, this Agreement is not extended beyond December 31, 2013, and the Customer instead chooses to seek financing from another financial institution, and (B) WFBC has agreed to offer financing to the Customer under substantially the same terms and conditions offered by such other financial institution, then, in addition to any and all other amounts due hereunder, the Customer shall, and shall cause each Affiliate that is party to an Affiliate Account Purchase Agreement to, jointly and severally pay to WFBC an early termination fee equal to one percent (1.0%) of the Aggregate Facility Maximum.  The Customer acknowledges that WFBC may charge such fee to the Customer’s Collected Reserve Account or to the Collected Reserve Account (as defined in the applicable Affiliate Account Purchase Agreement) under an Affiliate Account Purchase Agreement as WFBC sees fit in its discretion.”

(j)	Section 3.14 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“3.14            Miscellaneous Payments.  Should WFBC receive a duplicate payment on a Purchased Account or other payment which is not identified, WFBC may return any duplicate payment to the Account Debtor or apply such duplicate payment or unidentified payment as WFBC in its sole discretion deems appropriate.  In the event WFBC receives payment on an Account which has not been purchased hereunder and can be identified as being the property of the Customer, such payment will be credited to the Collected Reserve Account and released in accordance with this Agreement.”

(k)	Section 3.20(e) of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(e)            The Customer will pay on demand to WFBC interest (before and after default and before and after judgment, with interest on overdue interest at the same rate) on all amounts not paid to or deposited when due hereunder (other than amounts due under Section 3.10(b)) at a rate equal to LIBOR, which interest rate shall change whenever LIBOR changes, plus eight and three quarters of one percent (8.75%) per annum calculated daily.”

(l)	Section 6.07 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“6.07            Reporting Requirements.  The Customer will provide to WFBC the following:

(a)      as soon as available and in any event within 45 days after the end of each quarter, year-to-date unaudited financial statements of the Customer and its Subsidiaries including a statement of quarterly income and a balance sheet of the Customer and its Subsidiaries, certified by an authorized officer of the Customer and its Subsidiaries, as applicable;

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(b)      as soon as available and in any event within 120 days after the Customer’s fiscal year end, the Customer’s and each Subsidiary’s audited financial statements prepared by an independent certified public accountant acceptable to WFBC, which shall include the Customer’s and each Subsidiary’s balance sheet, income statement, and statement of retained earnings, prepared, if requested by WFBC, on a consolidated and consolidating basis to include the Customer’s Affiliates;

(c)      within 45 days after the end of each quarter, the Customer will deliver to WFBC a certificate in form acceptable to WFBC in its reasonable discretion which is signed by an officer of the Customer and shall include:  (i) a compliance certificate regarding the occurrence of an Event of Termination and (ii) a listing by Account Debtor of the outstanding Purchased Accounts of such Account Debtor, as of the last day of such quarter, determined in accordance with this Agreement and the instructions of WFBC;

(d)      within 30 days after the end of each month, the Customer will deliver to WFBC a detailed accounts payable aging as of the last day of such month in form acceptable to WFBC in its reasonable discretion;

(e)      on the first Business Day of each week, the Customer will deliver to WFBC a weekly roll forward of Accounts and calculation of ineligible amounts and unapplied payments using the form attached hereto as Exhibit C, or such other form acceptable to WFBC from time to time, together with related supporting documentation and any other information reasonably requested by WFBC, each in form acceptable to WFBC in its reasonable discretion;

(f)      promptly upon discovery, written notice of any commercial tort claims brought by the Customer against any Person with respect to a Purchased Account, any Related Rights or any Collateral, including the name and address of each defendant, a summary of the facts, an estimate of the Customer’s damages, copies of any complaint or demand letter submitted by the Customer, and such other information as WFBC may request; and

(g)      such other information documents, records or reports in respect of the Purchased Accounts, the Related Rights, the Collateral or the condition or operations, financial or otherwise, of the Customer or any of its Subsidiaries as WFBC may from time to time reasonably request.”

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(m)	Section 6.09 of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“6.09            Notation on Invoices.  The Customer shall make a notation on each original invoice (or the electronic equivalent of an invoice) or other such documentation accepted by WFBC for each Account which indicates that such Account has been sold, transferred and assigned to WFBC.  Such notation shall read as follows or as otherwise agreed to by WFBC in writing:

This invoice has been sold, transferred and assigned to
and is payable to:
WELLS FARGO BUSINESS CREDIT
Box #912388
Denver, CO  80291-2388

Wire Instructions:
WELLS FARGO BANK, N.A.
San Francisco, CA
ABA# 121000248
Beneficiary:  Wells Fargo Business Credit
Acct# 4123823213

In addition, the Customer shall make a notation, in form and substance acceptable to WFBC in its sole discretion, on any other form of documentation accepted by WFBC for each Account and all Related Rights which indicates that such Account and Related Rights have been sold, transferred and assigned to WFBC.  In the event any invoice (or the electronic equivalent of an invoice) or other form of documentation is sent or transmitted to any Account Debtor without the notation required hereunder, a fee equal to two and one half of one percent (2.50%) of the face amount of the related Account shall be immediately due and payable to WFBC.”

(n)	Section 9.01(g) of the Account Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(g)            Any document or other information submitted by the Customer to WFBC for the purchase of an Account, including the weekly roll forward of Accounts and calculation of ineligible amounts and unapplied payments required under Section 6.07(e), is fraudulent or erroneous, or the Customer fails to submit any document or other information required by WFBC under this Agreement for the purchase of an Account.”

(o)	The Account Purchase Agreement is hereby amended by adding a new Exhibit C to read in its entirety as set forth on the Exhibit C to this Amendment.
(p)	No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Account Purchase Agreement shall remain in full force and effect.

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(q)

Availability Reserve.  Reference is made to that certain Amendment to Account Purchase Agreement and Other Documents entered into, effective as of June 13, 2013, by and between the Customer and WFBC (the “CHOICE Amendment”).  Section 2(a)(2) of the CHOICE Amendment states that WFBC may establish reserves, in its sole discretion, with respect to the Available Amount (as that term is defined in the CHOICE Amendment).  The Customer acknowledges that, as of the date hereof, for the purpose of determining the Available Amount (as that term is defined in the CHOICE Amendment) under this Agreement and each Affiliate Account Purchase Agreement, WFBC is establishing a reserve in an aggregate amount equal to $2,000,000, which amount may be increased or decreased by WFBC from time to time in its sole discretion.

(r)

Conditions Precedent.  This Amendment shall be effective when WFBC shall have received an executed original hereof and such other matters as WFBC may require, each in substance and form acceptable to WFBC in its reasonable discretion.

(s)	Representations and Warranties. The Customer hereby represents and warrants to WFBC as follows:
(t)

The Customer has all requisite power and authority to execute and deliver this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by the Customer and constitute the legal, valid and binding obligation of the Customer, enforceable in accordance with its terms.

(u)

The execution, delivery and performance by the Customer of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Customer, or the articles of incorporation or by-laws of the Customer, or (iii) result in a breach of or constitute a default under any agreement, lease or instrument to which the Customer is a party or by which it or its properties may be bound or affected.

(v)

All of the representations and warranties contained in the Account Purchase Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(w)

References.  All references in the Account Purchase Agreement to “this Agreement” shall be deemed to refer to the Account Purchase Agreement as amended hereby; and any and all references in any of the Related Documents to the Account Purchase Agreement shall be deemed to refer to the Account Purchase Agreement as amended hereby.

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(x)

No Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any default or Event of Termination under the Account Purchase Agreement or a waiver of any breach, default or event of default under any Related Document or other document held by WFBC, whether or not known to WFBC and whether or not existing on the date of this Amendment.

(y)

Release.  The Customer and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, each hereby absolutely and unconditionally releases and forever discharges WFBC, and any and all participants, parent entities, subsidiary entities, affiliated entities, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, attorneys, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Customer or such Guarantor has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

(z)

Costs and Expenses.  The Customer hereby reaffirms its agreement under the Account Purchase Agreement to pay or reimburse WFBC on demand for all costs and expenses incurred by WFBC in connection with the Account Purchase Agreement and the Related Documents, including without limitation all disbursements and reasonable fees of counsel.  Without limiting the generality of the foregoing, the Customer specifically agrees to pay all disbursements and fees of counsel to WFBC for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Customer acknowledges and agrees that WFBC may charge such fees and disbursements to the Collected Reserve Account.

(aa)

Miscellaneous.  This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.  Manually executed counterparts of the signature pages of this Amendment and the Acknowledgment and Agreement of Guarantors may be delivered by the parties electronically so long as transmitted pages are reproducible on paper medium upon receipt.  Each party is duly authorized to print any executed signature page so received and attach it to this Amendment and the Acknowledgment and Agreement of Guarantors, whereupon this Amendment and the Acknowledgment and Agreement of Guarantors shall be deemed to have been duly executed and delivered by the transmitting party and the paper copy of this Amendment and the Acknowledgment and Agreement of Guarantors assembled by the recipient with such signature page attached shall be deemed an original for all purposes, absent manifest error or bad faith.  This Amendment and the Acknowledgment and Agreement of Guarantors shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado.  The parties hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado, and any appellate court from which any appeals therefrom are available, in connection with any controversy related to this Amendment or the Acknowledgment and Agreement of Guarantors; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by any party in connection

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with this Amendment and the Acknowledgment and Agreement of Guarantors may be venued in the state or federal courts located in the City and County of Denver, Colorado; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(bb)

WAIVER OF JURY TRIAL.  THE CUSTOMER, EACH GUARANTOR AND WFBC HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AMENDMENT OR THE ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

/s Name: Jason M. Cole Its: Authorized Signatory	Name: Michael Golde
WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Jason M. Cole Name: Jason M. Cole Its: Authorized Signatory	ACCOUNTABILITIES, INC. By: /s/ Michael Golde Name: Michael Golde Its: Chief Financial Officer

Signature Page to

First Amendment to Account Purchase Agreement

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ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

Each of the undersigned, each a guarantor of the debts, obligations and liabilities of Diamond Staffing Services, Inc., a Delaware corporation  (the “Customer”) to Wells Fargo Bank, National Association (together with its participants, successors and assigns, “WFBC”), pursuant to (a) a Continuing Guaranty by Robert Cassera in favor of WFBC, dated as of August 27, 2010, (b) an Amended and Restated Continuing Guaranty by Corporate Resource Services, Inc. in favor of WFBC, dated as of November 21, 2011, (c) a Continuing Guaranty by Corporate Resource Development Inc. in favor of WFBC, dated as of August 27, 2010, (d) a Continuing Guaranty by Insurance Overload Services, Inc. in favor of WFBC, dated as of August 27, 2010, (e) a Continuing Guaranty by TS Staffing Services, Inc. in favor of WFBC, dated as of November 21, 2011, and (f) a Continuing Guaranty by Diamond Staffing Services, Inc. in favor of WFBC, dated as of January 31, 2011 (each of the foregoing as amended or otherwise modified from time to time, a “Guaranty”),  hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release by each of the undersigned set forth in the Amendment) and execution thereof; (iii) reaffirms all obligations to WFBC pursuant to the terms of his or its Guaranty; and (iv) acknowledges that WFBC may amend, restate, extend, renew or otherwise modify the Account Purchase Agreement and any debts, obligations, liabilities or agreement of the Customer, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under his or its Guaranty for all of the Customer’s present and future debts, obligations and liabilities to WFBC.

/s/ Robert Cassera
/s/ Robert Cassera Robert Cassera	CORPORATE RESOURCE SERVICES, INC. By: /s/ Michael Golde Name: Michael Golde Its: Chief Financial Officer
CORPORATE RESOURCE DEVELOPMENT INC. By: /s/ Michael Golde Name: Michael Golde Its: Chief Financial Officer	INSURANCE OVERLOAD SERVICES, INC. By: /s/ Michael Golde Name: Michael Golde Its: Chief Financial Officer
TS STAFFING SERVICES, INC. By: /s/ Michael Golde Name: Michael Golde Its: Chief Financial Officer	DIAMOND STAFFING SERVICES, INC. By: /s/ Michael Golde Name: Michael Golde Its: Chief Financial Officer

Signature Page to

Acknowledgment and Agreement of Guarantors

First Amendment to Account Purchase Agreement

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Exhibit C

To

Account Purchase Agreement

[See attached form of weekly roll forward of Accounts
and calculation of ineligible amounts and unapplied payments.]

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